UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 25, 2018

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications and digital entertainment services industry. Our subsidiaries and affiliates provide services and equipment that deliver voice, video and broadband services both domestically and internationally.

Overview
We announced on April 25, 2018 that first-quarter 2018 net income attributable to AT&T totaled $4.7 billion, or $0.75 per diluted share, reflecting favorable impacts from U.S. corporate tax reform and new revenue accounting rules, compared to $3.5 billion, or $0.56 per diluted share in the first quarter of 2017. First-quarter 2018 revenues were $38.0 billion, down 3.4 percent from the first-quarter 2017. First-quarter revenue declines were primarily driven by our adoption of a new revenue accounting standard, which included our policy election to no longer record Universal Service Fund (USF) fees in revenue. The impact of the USF change was to decrease operating revenues and expenses approximately $900 million in 2018. Revenue declines also reflect continued declines in legacy services, domestic video and wireless service revenues, partially offset by wireless equipment and strategic service revenues. Compared with results for the first quarter of 2017, operating expenses were $31.8 billion, down 3.6 percent; operating income was $6.2 billion, down 2.4 percent; and AT&T's operating income margin was 16.3 percent, compared to 16.1 percent in 2017. First-quarter 2018 cash from operating activities was $8.9 billion, nearly flat when compared to the first quarter of 2017, due to the timing of working capital payments that were largely offset by higher tax receipts.

We reported a net gain of 3.2 million North American wireless subscribers in the first quarter of 2018, of which 2.6 million were domestic. At March 31, 2018, our North American wireless customer base was approximately 159.5 million compared to 146.4 million in the prior year, and our domestic wireless subscribers totaled 143.8 million compared to 133.8 million. During the first quarter, net adds in North America were as follows:
•	Branded net adds (combined postpaid and prepaid) were 858,000, of which 290,000 were domestic.
o	Prepaid subscriber net adds were 700,000, of which 241,000 were domestic.
o	Postpaid subscriber net adds were 158,000, of which 49,000 were domestic.
•	Total domestic postpaid tablet and computing device net adds were a loss of 177,000.
•	Reseller net adds were a loss of 413,000, with 388,000 in the U.S.
•	Connected device net adds were 2.7 million, 1.8 million of which were primarily attributable to wholesale connected cars.

We allow for subscribers to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). Sales under our equipment installment programs, including AT&T Next, represented nearly 84 percent of all postpaid smartphone gross adds and upgrades, compared to 82 percent in the first quarter of 2017. During the first quarter of 2018, we sold 4.0 million smartphones under our AT&T Next program and had BYOD gross adds of 395,000. At March 31, 2018, about 54 percent of the postpaid smartphone base is on AT&T Next compared to approximately 53 percent at March 31, 2017.

At March 31, 2018, we had 39.0 million video subscribers (including 1.5 million DIRECTV NOW) compared with 39.1 million at March 31, 2017. Including the impact of gains from our over-the-top video service, DIRECTV NOW, total video subscribers increased by 109,000 in the first quarter of 2018, of which 124,000 were in the U.S.

Our total broadband connections were 15.8 million at March 31, 2018, and 15.7 million at March 31, 2017. During the first quarter, we added 150,000 IP broadband subscribers, for a total of 14.6 million at March 31, 2018. Total broadband subscribers increased by 56,000 in the quarter.

At March 31, 2018, our total switched access lines were 11.3 million compared with 13.4 million at March 31, 2017. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) decreased by 577,000 in the quarter, totaling 5.6 million at March 31, 2018, compared to 5.9 million at March 31, 2017.

Segment Summary
During the first quarter, to most effectively implement our strategies for 2018, we have realigned certain responsibilities and operations within our four reportable segments: Consumer Mobility, Business Solutions, Entertainment Group and International. The most significant of these changes is to report individual wireless accounts with employer discounts in our Consumer Mobility segment, instead of our Business Solutions segment. The recasting of the historical segment statements of income for the quarters and years ended 2016 and 2017 is provided as Exhibit 99.3 hereto.

Consumer Mobility
Revenues from our Consumer Mobility segment, which consist of consumer, wholesale and resale subscribers located in the U.S., for the first quarter of 2018 were $15.0 billion, up 1.2 percent versus the year-ago quarter driven by higher wireless equipment revenues, partially offset by lower service revenues as subscribers migrate to unlimited plans and due to the impact of new revenue accounting standards. First-quarter 2018 Consumer Mobility operating expenses totaled $10.3 billion, up 0.5 percent versus the first quarter of 2017, reflecting higher smartphone sales and upgrades and increased depreciation expense. Partially offsetting the increases were commission deferrals and USF netting as a result of new accounting rules, and increased operational efficiencies. The Consumer Mobility operating margin was 31.1 percent, compared to 30.6 percent in the year-earlier quarter.

We had approximately 89.3 million Consumer Mobility subscribers at March 31, 2018 compared to 90.1 million at March 31, 2017. During the first quarter of 2018, we had branded net adds of 128,000 (prepaid net adds were 192,000 and postpaid net adds were a loss of 64,000). Consumer reseller net adds were a loss of 390,000.

Business Solutions
Revenues from our Business Solutions (Business) segment for the first quarter of 2018 were $9.2 billion, down 5.2 percent versus the year-ago quarter driven by our adoption of a new revenue accounting standard which included changes in our USF policy, and declines in our legacy services, partially offset by higher wireless equipment revenue and growth in strategic services. First-quarter 2018 Business operating expenses totaled $7.1 billion, down 5.4 percent versus the first quarter of 2017, largely due to commission deferrals resulting from new accounting rules, partially offset by increased sales volumes. Business operating margin was 22.7 percent, compared to 22.6 in the year-earlier quarter.

We had approximately 54.5 million business wireless subscribers at March 31, 2018 compared to 43.7 million at March 31, 2017. During the first quarter of 2018, business wireless net adds for connected devices were 2.7 million and postpaid net adds were 113,000.

During the first quarter of 2018, we lost 4,000 high-speed internet business subscribers, bringing total business IP broadband to 1.0 million subscribers. Total business broadband had a loss of 26,000 subscribers in the quarter.

Entertainment Group
Our Entertainment Group (Entertainment) segment includes U.S. video operations, broadband and wired voice services to domestic residential customers. Entertainment revenues for the first quarter of 2018 were $11.6 billion, down 8.1 percent versus the year-ago quarter reflecting continued pressure in video revenues from declines in linear video subscribers and lower legacy service revenues. Our adoption of the new revenue accounting standard, including changes in our USF policy, also pressured revenues in the first quarter of 2018. First-quarter 2018 Entertainment operating expenses totaled $10.3 billion down 7.0 percent versus the first quarter of 2016. The decrease was largely driven by commission deferrals resulting from new accounting rules that were partially offset by annual content-cost increases. The Entertainment operating margin was 11.5 percent compared to 12.5 percent in the year-earlier quarter.

At March 31, 2018, Entertainment revenue connections included:
•
Approximately 25.4 million video connections (including 1.5 million DIRECTV NOW) at March 31, 2018 compared to 25.4 million at March 31, 2017. During the first quarter of 2018, including the impact of gains from DIRECTV NOW, total video subscribers grew 125,000. DIRECTV NOW subscribers included approximately 49,000 on free or substantially free trials. At March 31, 2018, about 85 percent of traditional video subscribers are on the satellite platform, versus 84 percent in the prior-year.

•
Approximately 14.4 million broadband connections at March 31, 2018 compared to 14.3 million at March 31, 2017. During the first quarter, we added 154,000 IP broadband subscribers, for a total of 13.6 million at March 31, 2018. Total broadband subscribers increased 82,000 in the quarter.

•	Approximately 9.6 million wired voice connections at March 31, 2018 compared to 11.0 million at March 31, 2017. Voice connections include switched access lines and VoIP connections.

International
Our International segment consists of the Latin American video operations and Mexican wireless operations. First-quarter 2018 operating revenues were $2.0 billion, up 5.0 percent versus the prior year. Video service revenues in Latin America were $1.4 billion, up 1.0% versus the prior year, and wireless revenues in Mexico were $671 million, up 14.1% when compared to the first quarter of 2017. Our video revenues reflect pricing increases driven by macroeconomic conditions. Our Mexican wireless revenues reflect subscriber growth and increased equipment sales, partially offset by competitive pricing, the shutdown of a wholesale business (approximately $90 million) and our adoption of the new revenue accounting standard. Operating expenses were $2.1 billion compared to $2.0 billion in the first quarter of 2017. The International operating margin was (5.5) percent, compared to (6.2) percent in the year-earlier quarter.

We had approximately 15.6 million Mexican wireless subscribers at March 31, 2018 compared to 12.6 million at March 31, 2017. During the first quarter of 2018, we had branded net adds of 568,000 (prepaid net adds were 459,000 and postpaid net adds were 109,000).

We had approximately 13.6 million Latin America video connections at March 31, 2018 compared to 13.7 million at March 31, 2017. During the first quarter of 2018, video net adds were a loss of 15,000.

Supplemental Discussions
AT&T Mobility
As a supplemental discussion of our operating results, for comparison purposes, we are providing a view of our combined AT&T Mobility operations (domestic only). A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as exhibit 99.2 hereto.

AT&T Mobility revenues for the first quarter of 2018 were $17.4 billion, up 1.5 percent versus the first quarter of 2017, driven by device sales that were partially offset by revenue declines resulting from our election to net USF fees. Wireless service revenues were pressured from customers migrating to the unlimited plan introduced during the first-quarter of 2017. AT&T Mobility's operating income margin was 29.7 percent compared to 30.5 percent in the year-ago quarter reflecting pressure from higher smartphone gross adds and upgrades in the quarter partially offset by new accounting rules and continued success in driving operating costs out of the business.

For the quarter ended March 31, 2018, postpaid phone-only ARPU decreased 8.7 percent versus the year-earlier quarter.

Postpaid phone only churn was 0.84 percent, compared to 0.90 percent in the first quarter of 2017. Total postpaid churn was 1.06 percent, compared to 1.12 percent in the year-ago quarter.

Supplemental Segment Results
As a supplemental presentation of our operating results, we are providing segment results under the comparative historical accounting method prior to our adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," as modified (ASC 606), which is included in Exhibit 99.1 hereto.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

99.2  Discussion and reconciliation of non-GAAP measures.

99.3 Recast quarterly and annual segment results.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 25, 2018	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller